                                                                   Exhibit 11.01




          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

           For the Quarter and Six Months Ended June 30, 1997 and 1996
                  (Dollars in Thousands, Except Per Share Data)





                                            Three Months Ended                       Six Months Ended
                                                 June 30,                                June 30,
                                      -------------------------------         -------------------------------
                                          1997                1996                1997                1996
                                      -----------         -----------         -----------         -----------

Net earnings                          $    30,369         $    26,807         $    39,276         $    31,144
                                      ===========         ===========         ===========         ===========

Weighted average number of
   common shares outstanding           46,079,604          46,079,300          46,079,567          46,079,300
                                      ===========         ===========         ===========         ===========


Net earnings per common share         $      0.66         $      0.58         $      0.85         $      0.68
                                      ===========         ===========         ===========         ===========




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